Exhibit 99.1

FOR IMMEDIATE RELEASE

GOLF GALAXY’S THIRD-QUARTER NET SALES RISE 45% TO
$46 MILLION; COMPARABLE STORE SALES INCREASE 3.8%

Company expands quarterly gross profit rate by 140 basis points

Third Quarter Performance Summary

	Three Months Ended
($ in thousands, except per share amounts)	Nov. 25, 2006	Nov. 26, 2005
Net sales	$46,146	$31,800
Comparable store sales % increase(1)	3.8%	6.7%
Net loss	$(3,430)	$(1,609)
Diluted loss per share	$(0.31)	$(0.15)
Pro-forma net loss(2)	$(2,486)	N/A
Pro-forma diluted loss per share(2)	$(0.22)	N/A

(1)     A new or relocated store is included in comparable store results after it has been in operation for 12 full fiscal months following the month of the store’s grand opening weekend, typically a store’s 13th full month of operations.

(2)     Pro-forma net loss and pro-forma diluted loss per share for the quarter ended Nov. 25, 2006, exclude costs of $944,000, net of tax, related to the previously announced pending acquisition of the company by Dick’s Sporting Goods, Inc. Pro-forma results are not a measure of performance presented in accordance with GAAP and are intended to be a supplement, but not a substitute for net loss or diluted loss per share prepared in accordance with GAAP. The company believes the use of pro-forma net loss and pro-forma diluted loss per share provides a consistent measure of profitability as well as important supplemental information due to the significant impact the acquisition-related expenses had on the company’s financial results for the third quarter of fiscal 2007.  A reconciliation of these non-GAAP financial measures to net loss and diluted loss per share in accordance with GAAP is presented in the table attached to this release.

EDEN PRAIRIE, Minn. (Dec. 19, 2006) – Golf Galaxy, Inc. (Nasdaq: GGXY), a leading golf specialty retailer, today announced financial results for the third quarter and nine months ended Nov. 25, 2006.

Net sales for the third quarter of fiscal 2007 increased 45.1 percent to $46.1 million, compared with $31.8 million for the same period of the prior fiscal year. Comparable store sales increased 3.8 percent for the fiscal third quarter, compared with a comparable store sales increase of 6.7 percent for the third quarter of fiscal 2006.

The company reported a net loss for the third quarter of $3.4 million, or a loss of 31 cents per diluted share. The company typically reports a net loss in its fiscal third quarter, its lowest volume period due to seasonality. Third quarter results include acquisition-related costs of $944,000, net of tax, or 9 cents per diluted share, associated with the company’s pending acquisition by Dick’s Sporting Goods, Inc., which was announced on Nov. 13th. As expected, net loss per share also increased in our third fiscal quarter compared to the prior year due to the seasonality of sales combined with a higher fixed cost structure due to additional store locations and increased general and administrative expenses. Excluding acquisition-related costs, the company’s pro forma net loss for the third quarter of 2007 was $2.5 million, or a pro forma diluted loss per share of 22 cents. The company’s guidance for the quarter, which excluded acquisition-related costs, was for a net loss of $2.7 million to $2.3 million, or 25 cents to 21 cents per diluted share. A reconciliation of pro-forma net loss and pro-forma diluted loss per share is provided in a table that follows.

Net sales for the nine months ended Nov. 25, 2006 increased 40.2 percent to $224.3 million, compared with $160.0 million in the 2006 fiscal period. Comparable store sales increased 1.5 percent for the first nine months of fiscal 2007, compared with a comparable store sales increase of 8.4 percent for the same period of the prior year. Golf Galaxy reported net income of $6.1 million, or 54 cents per diluted share, for the first nine months of fiscal 2007, compared with net income of $5.5 million, or 58 cents per diluted share, for the same period of the prior year.  Pro-forma diluted earnings per share for the first nine months of fiscal 2007 increased 24 percent to 62 cents per diluted share, compared with pro-forma diluted earnings per share of 50 cents for the first nine months of fiscal 2006. Pro-forma results for the first nine months of fiscal 2007 exclude acquisition-related costs of $944,000, net of tax; pro-forma results for the first nine months of fiscal 2006 have been adjusted to account for the increase in the number of outstanding shares following the completion of the company’s initial public offering. A reconciliation of pro-forma net loss and pro-forma diluted loss per share is provided in a table that follows.

“We are very proud of our employees’ relentless focus on outstanding execution which resulted in another quarter of solid growth,” said Randy Zanatta, Golf Galaxy’s president and chief executive officer. “This past quarter marks the company’s fifteenth consecutive quarter of comparable store sales increases.  In addition, we expanded our overall gross margin by 140 basis points reflecting the continuing strength of our operating model.  We achieved this gross margin improvement through continued focus on strategic initiatives to increase sales of higher margin product categories including services, apparel and pre-owned clubs.  During the quarter, we increased our services revenue to 4.8 percent of our overall sales, as compared with 3.3 percent of our sales in the same quarter last year.  Services are a key element of our brand and differentiate us from our competitors, while delivering higher gross margins.  We now have completed the retrofit of all stores with the GolfWorks store-in-store concept enabling us to market our service offerings more effectively and continue to grow this important part of our business.”

“In addition, our gross margins also benefited from a less promotional approach entering the holiday shopping season as compared to last year,” commented Zanatta. “Our success to date is the result of the dedication of our employees and management team and we will continue to work diligently together to execute our goal of being the leading golf specialty retailer in the United States.”

Golf Galaxy opened four new stores during its fiscal 2007 third quarter. The new stores, which complete the company’s current fiscal year expansion of 15 new stores, broaden Golf Galaxy’s presence in Colorado, North Carolina, and Texas.  The company currently operates 65 stores in 24 states. Golf Galaxy reaffirmed its plans to open 16 to 18 new stores in fiscal 2008.

“We continue to execute our store expansion plan and believe significant opportunity exists for the Golf Galaxy brand in existing and new markets,” said Zanatta.  “Specifically, we believe there are tremendous expansion opportunities in the high population, year round golfing areas of the United States including the California, Arizona and Florida markets.”

Company Outlook and Conference Call

Due to the pending acquisition by Dick’s Sporting Goods, Inc. the company will not be conducting a fiscal third quarter 2007 conference call or providing specific comments on its future outlook, including revenue and earnings projections.

As announced on Nov. 13, 2006, Golf Galaxy entered into an acquisition agreement with Dick’s Sporting Goods, Inc. Under the terms of the agreement, each outstanding share of Golf Galaxy common stock will be converted into the right to receive $18.82 per share in cash, without interest. Completion of the acquisition is contingent upon various conditions, which are more fully set forth in the agreement, and includes, among other things, approval of the transaction by Golf Galaxy’s shareholders. The companies expect to complete the acquisition in Feb. 2007, subject to Hart-Scott-Rodino approval under United States antitrust laws and customary closing conditions.

About Golf Galaxy

Golf Galaxy, Inc., based in Eden Prairie, Minn., is a multi-channel golf specialty retailer. The company currently operates 65 stores in 24 states, ecommerce websites and catalog operations. The company’s Everything for the Game® merchandising strategy offers a comprehensive selection of competitively priced brand name golf equipment, accessories, apparel, golf services, and golf instruction by on-staff certified PGA professionals in a unique interactive store environment. The GolfWorks, a leading brand for golf club components, clubmaking tools and technical information, is a wholly owned subsidiary of Golf Galaxy. For more information, visit www.GolfGalaxy.com and www.GolfWorks.com.

Forward Looking Statements

This news release contains forward-looking statements about Golf Galaxy and readers should not place undue reliance on any forward-looking statements that are current only as of the date made. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those expressed in forward-looking statements. The factors listed below, among others, could cause the company’s actual financial performance to differ materially from that expressed in any forward-looking statement: A decline in the popularity of golf or golf-related products and services; limitations imposed by suppliers on the amount or variety of products; failure by suppliers to develop and introduce new products or if new products result in excessive close-outs of existing inventories; seasonal fluctuation in demand for products; weather conditions; ability to successfully implement growth plan; competition in the golf and sporting goods industry; a decline in discretionary spending; availability of adequate capital to fund growth; loss of key management; the company’s ability to successfully integrate acquired companies, including The GolfWorks; the failure to obtain shareholder adoption and approval of the acquisition agreement or the failure to satisfy other closing conditions with respect to the proposed acquisition; the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement; the failure of the proposed acquisition to close for any other reason; and the amount of costs, fees, expenses and other charges relating to the acquisition. Additional information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is included in the company’s annual report on Form 10-K filed with the Securities and Exchange Commission on May 3, 2006. The foregoing list should not be construed as exhaustive and Golf Galaxy disclaims any obligation subsequently to revise or update any previously made forward-looking statements, whether as a result of new information, future events or otherwise.

–Financial Tables Follow–

GOLF GALAXY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Nine Months Ended
	(Unaudited)		(Unaudited)
	Nov. 25, 2006	Nov. 26, 2005	Nov. 25, 2006	Nov. 26, 2005

Net sales	$46,146	$31,800	$224,309	$160,005
Cost of sales	34,062	23,915	154,603	111,822
Gross profit	12,084	7,885	69,706	48,183
Operating expenses:
Retail operating	11,302	7,594	42,014	29,299
General and administrative	4,215	2,527	13,154	7,784
Preopening	718	662	2,492	2,012
(Loss) income from operations	(4,151)	(2,898)	12,046	9,088
Acquisition-related expenses	(965)	—	(965)	—
Interest (expense) income, net	(33)	172	50	287
(Loss) income before income taxes	(5,149)	(2,726)	11,131	9,375
Income tax benefit (expense)	1,719	1,117	(4,988)	(3,844)
Net (loss) income	(3,430)	(1,609)	6,143	5,531
Less preferred stock dividends	—	—	—	(1,721)
Net (loss) income applicable to common shareholders	$(3,430)	$(1,609)	$6,143	$3,810
Net (loss) income per share:
Basic	$(0.31)	$(0.15)	$0.56	$0.66
Diluted	$(0.31)	$(0.15)	$0.54	$0.58
Weighted average number of shares outstanding:
Basic	11,074,449	10,653,135	10,988,214	5,768,834
Diluted	11,074,449	10,653,135	11,478,627	9,480,569

GOLF GALAXY, INC.

CONDENSED BALANCE SHEETS

(In Thousands)

	Nov. 25, 2006	Nov. 26, 2005	Feb. 25, 2006(1)
	(Unaudited)	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$2,300	$15,465	$11,075
Accounts receivable, net	8,735	6,143	4,523
Inventories, net	62,065	43,305	45,278
Prepaid expenses & other current assets	5,646	4,678	5,196
	78,746	69,591	66,072

Property and equipment, net	42,453	26,043	35,218
Goodwill & intangible assets, net	9,420	—	—
Deferred tax assets & other	5,296	2,508	5,257
Total assets	$135,915	$98,142	$106,547

Liabilities and stockholders’ equity
Current liabilities:
Borrowings under credit agreement	$8,250	$—	$—
Accounts payable	23,272	21,923	23,224
Accrued liabilities	15,694	9,987	16,453
Total current liabilities	47,216	31,910	39,677

Deferred rent credits and other	18,827	11,403	12,177
Stockholders’ Equity	69,872	54,829	54,693
Total Liabilities and Stockholders’ Equity	$135,915	$98,142	$106,547

(1) The Balance Sheet as of February 25, 2006 has been condensed from the audited financial statements.

GOLF GALAXY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

RECONCILIATION OF PRO-FORMA NET (LOSS) INCOME AND PRO-FORMA DILUTED (LOSS) INCOME PER SHARE

(In Thousands, Except Share and Per Share Amounts)

	Quarter Ended	Nine Months Ended
	(Unaudited)	(Unaudited)
	Nov. 25, 2006 (1)	Nov. 25, 2006 (1)	Nov. 26, 2005 (2)
Pro-Forma Information
Pro-forma net (loss) income applicable to common shareholders	$(2,486)	$7,087	$5,531
Pro-forma net (loss) income per share:
Basic	$(0.22)	$0.64	$0.52
Diluted	$(0.22)	$0.62	$0.50
Pro-forma weighted average number of shares outstanding:
Basic	11,074,449	10,988,214	10,642,003
Diluted	11,074,449	11,478,627	11,150,899

Reconciliation of pro-forma information to GAAP
Net (loss) income applicable to common shareholders (GAAP)	$(3,430)	$6,143	$3,810
Acquisition-related expenses, net of tax	944	944	—
Preferred stock dividends	—	—	1,721
Net (loss) income applicable to common shareholders (Pro-forma)	$(2,486)	$7,087	$5,531
Basic
Weighted average number of shares outstanding (GAAP)	11,074,449	10,988,214	5,768,834
Conversion of preferred stock to common	—	—	3,202,839
Weighted average additional shares issued in IPO	—	—	1,670,330
Weighted average number of shares outstanding (Pro-forma)	11,074,449	10,988,214	10,642,003
Diluted
Weighted average number of shares outstanding (GAAP)	11,074,449	11,478,627	9,480,569
Weighted average additional shares issued in IPO	—	—	1,670,330
Weighted average number of shares outstanding (Pro-forma)	11,074,449	11,478,627	11,150,899

(1) Pro-forma results for the three and nine-month periods ended Nov. 25, 2006, exclude costs of $944,000, net of tax, related to the previously announced pending acquisition of the company by Dick’s Sporting Goods, Inc. Pro-forma results are not a measure of performance presented in accordance with GAAP and are intended to be a supplement, but not a substitute for net income or other financial data prepared in accordance with GAAP. The company believes the use of pro-forma net loss and pro-forma diluted loss per share provides a consistent measure of profitability as well as important supplemental information due to the significant impact the acquisition-related expenses had on the company’s financial results for the third quarter of fiscal 2007.

(2) Pro-forma results for the nine months ended Nov. 26, 2005, are presented as if the company’s initial public offering and the conversion of preferred stock into shares of common stock had occurred immediately prior to the beginning of fiscal 2006. Pro-forma results are not a measure of performance presented in accordance with GAAP and are intended to be a supplement, but not a substitute for net income or other financial data prepared in accordance with GAAP. The company believes the use of pro-forma results provides a consistent measure of profitability as well as important supplemental information due to the significant increase in common shares outstanding resulting from the company’s initial public offering and the conversion of the convertible preferred stock into shares of common stock as of Aug. 3, 2005.

CONTACTS:
Rick Nordvold, CFO	John Mills
Golf Galaxy, Inc.	Integrated Corporate Relations
(952) 941-8848	(310) 954-1105